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                        UNITED DEVELOPMENT CO., L.P.-97.0
                              FINANCIAL STATEMENTS
                                December 31, 2004
                                      with
                         Report of Independent Auditors



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                         Report of Independent Auditors




To the Partners of
  United Development Co., L.P.-97.0:


We have audited the accompanying balance sheet of United Development Co., L.P.-97.0 at December 31, 2004, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Co., L.P.-97.0 at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Alpharetta, Georgia
January 31, 2005



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                                  BALANCE SHEET
                               December 31, 2004


ASSETS
   Cash and cash equivalents                                  $         33,064
   Accounts receivable                                                  90,969
   Prepaid expenses                                                     27,652
   Land                                                                181,843
   Fixed assets, net of accumulated depreciation                     3,382,675
   Intangible assets, net of accumulated amortization                   10,167
                                                              ----------------
   Total assets                                               $      3,726,370
                                                              ================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
   Accounts payable                                           $             35
   Security deposits payable                                            19,625
   Due to related parties                                              130,997
   Mortgage payable                                                  1,264,604
                                                              ----------------
   Total liabilities                                                 1,415,261

Partners' capital                                                    2,311,109
                                                              ----------------

   Total liabilities and partners' capital                    $      3,726,370
                                                              ================




                             See accompanying notes



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2004


REVENUE
   Rental revenue                                             $        488,230
   Other revenue                                                         2,110
                                                              ----------------

   Total revenue                                                       490,340

OPERATING EXPENSES
   General and administrative                                           37,894
   Utilities                                                               690
   Tax and insurance                                                   104,817
   Management fee                                                       64,081
   Repairs and maintenance                                              95,580
   Marketing and advertising                                               611
   Legal and other professional fees                                     8,661
                                                              ----------------

   Total operating expenses                                            312,334
                                                              ----------------

OPERATING INCOME                                                       178,006

OTHER INCOME AND (EXPENSES)
   Interest income                                                          75
   Interest expense                                                   (123,551)
   Depreciation and amortization                                      (160,949)
                                                              ----------------

   Net other income and (expenses)                                    (284,425)
                                                              ----------------

NET LOSS                                                      $       (106,419)
                                                              ================




                             See accompanying notes



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                      For the year ended December 31, 2004


                                                                    Total
                                   General        Limited         Partners'
                                   Partner        Partners         Capital
                                 -----------    ------------     -----------

BALANCE, JANUARY 1, 2004         $       (40)   $  2,417,568     $ 2,417,528

  Net loss                               (11)       (106,408)       (106,419)
                                 -----------    ------------     -----------

BALANCE, DECEMBER 31, 2004       $       (51)   $ 2,311,160      $ 2,311,109
                                 ===========    ===========      ===========




                             See accompanying notes



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                             STATEMENT OF CASH FLOWS
                      For the year ended December 31, 2004


CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                         $  (106,419)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
       Depreciation and amortization                                    160,949
       (Increase) decrease in security deposits                          18,975
       (Increase) decrease in accounts receivable                       134,193
       (Increase) decrease in prepaid expenses                           (3,272)
       Increase (decrease) in accounts payable                           (2,127)
       Increase (decrease) in security deposits payable                     650
       Increase (decrease) in accrued expenses                           (1,183)
                                                                    ------------
          Net cash provided by (used in) operating activities           201,766

CASH FLOWS FROM FINANCING ACTIVITIES
       Increase (decrease) in due to related parties                   (192,011)
       Principal payments on mortgage payable                           (10,853)
                                                                    ------------
          Net cash provided by (used in) financing activities          (202,864)
                                                                    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (1,098)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           34,162
                                                                    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $    33,064
                                                                    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                           $   123,551
                                                                    ============




                             See accompanying notes



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


1.    General

      United Development Co., L.P.-97.0 (the "Partnership") was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns 60 Homes for Memphis, a 60-home scattered site property (the "Property"), developed and operated under the low-income housing tax credit program.

      The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 6, a California limited partnership, and 0.01% owned by the special limited partner, WNC Housing, L.P., collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the "General Partner," own the remaining 0.01% of the Partnership.

      Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated September 22, 1998 ("Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,812,622. The General Partner provided cumulative capital contributions totaling $100. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2004, the Partners provided no capital contributions.

2.    Summary of significant accounting policies and nature of operations

      Basis of accounting
      -------------------
      The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

      Cash and cash equivalents
      -------------------------
      Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

      Bad debts
      ---------
      The Partnership has elected to record bad debts using the direct write-off method. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

      Concentration of credit risk
      ----------------------------
      The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


2.    Summary of significant accounting policies and nature of operations
      (continued)

      Estimates
      ---------
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

      Fixed assets
      ------------
      Fixed assets are recorded at cost. Buildings for residential rental property are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Land improvements are depreciated over 15 years under the 150% declining balance method. Furniture and equipment is depreciated over 5 years under the double declining balance method. Depreciation expense for the year ended December 31, 2004 was $158,741.

      Fixed assets consist of:

                Buildings                           $    4,118,700
                Land improvements                          100,741
                Furniture and equipment                     46,715
                Less: accumulated depreciation            (883,481)
                  Net fixed assets                  $    3,382,675

      Intangible assets
      -----------------
      Intangible assets include permanent loan fees of $12,241 which are amortized over 30 years, and tax credit monitoring fees of $12,000 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2004 was $2,208. Accumulated amortization as of December 31, 2004 was $14,074.

      Impairment of long-lived assets
      -------------------------------
      The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2004.

      Income taxes
      ------------
      Income or loss of the Partnership is allocated 0.01% to the General Partner and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


2.    Summary of significant accounting policies and nature of operations
      (continued)

      Rental revenue
      --------------
      Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

      Economic concentrations
      -----------------------
      The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

3.    Related party transactions

      Accounts receivable
      -------------------
      The management company, an affiliate of the General Partner, receives rental assistance subsidies from the Memphis Housing Authority and Tennessee Housing Development Authority. The proceeds are paid directly to the Partnership by the management company and included as rental revenue. As of December 31, 2004, the management company receivable was $74,183 for 2004 rental assistance subsidies received.

      Tenant receivables of $16,786 are included in the accounts receivable balance as of December 31, 2004.

      Due to related parties
      ----------------------
      Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $203,594 related to the development of the Property. The entire development fee has been capitalized into the buildings. A developer fee of $11,444 was outstanding at December 31, 2004 and is included in the accompanying balance sheet. The developer fee is payable out of available cash flow.

      Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated November 25, 1997. The management agreement provides for a management fee of 8% of monthly rental collections and an annual fee of $25,000. A management fee of $64,081 was expensed for the year ended December 31, 2004 and recorded in the accompanying statement of operations. As of December 31, 2004, $9,530 is still payable and is included in the accompanying balance sheet.

      The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2004, the amount due to the General Partner was $110,023 and is to be paid from available cash flow.



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


4.    Mortgage payable

      The balance sheet reflects a permanent loan from SouthTrust Bank secured by the Property. The permanent loan has been allocated to each of the 60 homes by SouthTrust Bank and a deed has been executed for each separate building. The terms are set forth below:

                Loan Amount:            $1,311,517 (60 Promissory Notes)
                Maturity Date:          December 31, 2014
                Interest Rate:          9.75%

      As of December 31, 2004, the mortgage payable balance was $1,264,604. Principal and interest are due on the first day of each month until December 31, 2014 when all unpaid interest and principal will be due and payable.

      Future minimum principal payment requirements of the mortgage payable over each of the next five years are as follows:

              Year ending December 31,

                        2005                       $     12,480
                        2006                             13,753
                        2007                             15,155
                        2008                             16,701
                        2009                             18,404
                        Thereafter                    1,188,111
                                                   ------------
                                                   $  1,264,604
                                                   ============

5.    Low-income housing tax credits

      The Partnership expects to generate an aggregate of $4,106,840 of federal low-income housing tax credits ("Tax Credits"). Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 1999. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.



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                        UNITED DEVELOPMENT CO., L.P.-97.0
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


5.    Low-income housing tax credits (continued)

      As of December 31, 2004, the Partnership had generated $2,213,165 of Tax Credits.

      The Partnership anticipates generating Tax Credits as follows:

              Year ending December 31,

                        2005                            410,805
                        2006                            410,805
                        2007                            410,805
                        2008                            410,805
                        2009                            250,455
                                                   ------------
                        Total                      $  1,893,675
                                                   ============



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The Partners of
United Development Co., L.P.-97.0

Pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, we communicate at least annually with you regarding all relationships between Novogradac & Company LLP and its related entities and the Partnership and its related entities that, in our professional judgment, may reasonably be thought to bear on our independence. We are not aware of any relationships between Novogradac & Company LLP and the Partnership that, in our professional judgment, may reasonably be thought to bear on our independence.

Accordingly, relating to our audit of the financial statements of United Development Co., L.P.-97.0 as of December 31, 2004 and for the year then ended, except for Rule 2-01(c)(4)(i)(2) of Regulation S-X, we are independent certified public accountants with respect to the Partnership within the meaning of the federal securities laws and the rules and regulations thereunder, including the independence rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002; and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board.

This report is intended solely for the information and use of the Partners, management, and others within the Partnership and should not be used for any other purposes.




/s/ Novogradac & Company LLP

January 31, 2005



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                    United Development Limited Co. L.P.-97.0
                             Required Communications
                                December 31, 2004


The Auditor's Responsibility    The financial statements are the responsibility
Under Generally Accepted        of management. Our audit was designed in
Auditing Standards              accordance with PCAOB standards, which provides
                                for reasonable, rather than absolute, assurance that the financial statements are free of material misstatement. As a part of our audit, we obtained an understanding of internal control sufficient to plan our audit and to determine the nature, timing and extent of testing performed.

                                Upon completion of our audit, we issued an unqualified opinion on the Partnership's financial statements for the year ended December 31, 2004.

Significant Accounting          Initial selection of and changes in significant
Policies and Management         accounting policies or their application and new
Judgments and Accounting        accounting and reporting standards during the
Estimates                       year must be reported. Where we have formed a
                                judgment or view of the quality of the
                                Partnership's accounting principles, policies or methods, we have included comments that are intended to be responsive to new requirements to discuss with you our judgments as to the quality, not just the acceptability, of the Partnership's accounting policies. Additionally, the preparation of financial statements requires the use of accounting estimates. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may differ significantly from management's expectations.

                                Management exercised reasonable judgment in its selection and application of its accounting policies.

Audit Adjustments               See attached.

Auditor's Judgments About       We are required to provide you with additional
the Quality of the Entity's     information regarding the scope and results of
Accounting Principles           the audit that may assist you in overseeing
                                management's financial reporting and disclosure process. We summarize key accounting policies, estimates and assumptions that form the basis for subjective determinations made by management in each of the above areas of audit emphasis.
                                Where we have formed a judgment or view of the quality of the Partnership's accounting principles, policies or methods, we have included it below. These comments are intended to be responsive to requirements to discuss with you our judgments as to the quality, not just the acceptability, of the Partnership's accounting policies.

                                While the Partnership's methodology is
                                consistent with that used by similar entities in the low-income housing industry, depreciation for accounting purposes is calculated using lives and methods prescribed by the Internal Revenue Code. Management should consider if these lives and methods truly reflect the assets' useful lives in accordance with generally accepted accounting principles and if the methods reflect the assets' proper expenditure or utilization.



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                    United Development Limited Co. L.P.-97.0
                       Required Communications (Continued)
                                December 31, 2004


Other Information in            None at the partnership level. We are aware that
Documents Containing            these financial statements will be included in a
Audited Financial Statements    public filing for WNC Housing Tax Credit Fund
                                VI, Series 6.

Disagreements With              None.
Management

Consultation With Other         We are aware of none.
Accountants

Major Issue Discussed With      None.
Management Prior to
Retention

Difficulties Encountered in     There were numerous adjustments required to
Performing the Audit            correct the Partnership's trial balance.

Material Errors, Fraud and      We know of none.
Illegal Acts

Material Weaknesses in          The Partnership lacks a proper segregation of
Internal Controls               duties between responsibilities, which is
                                fundamentally due to the limited size of the accounting department. Additionally, PCAOB standards require that an entity must be able to maintain its books and records and prepare its financial statements without assistance from its auditors. Currently, the Partnership does not meet these requirements.

Fees                            Fees for our attest and non-attest services for
                                2004 were as follows:
                                        Audit           $5,500
                                        Tax             $2,500